EXHIBIT 4.1

ALUMIFUEL POWER CORPORATION

CERTIFICATE OF DESIGNATION OF

SERIES D CONVERTIBLE PREFERRED STOCK

The Undersigned, on behalf of AlumiFuel Power Corporation, a Wyoming corporation (the “Corporation”), hereby certifies that the following resolutions were adopted by the Corporation’s board of directors (the “Board”), effective as of September 6, 2016, pursuant to the authority conferred upon the Board by the Corporation’s certificate of incorporation, as amended, and in accordance with the Wyoming Business Corporation Act:

RESOLVED: that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Corporation’s certificate of incorporation, as amended, a series of preferred stock of the Corporation is hereby created and designated with the following relative rights, preferences, privileges, qualifications, limitations and restrictions:

1. Amount; Designation; Sub-Series. The designation of this series, the authorized amount of which consists of 10,000 shares of preferred stock, is Series D Convertible Preferred Stock with a par value of $0.001 per share and the stated value shall be $100.00 per share (the “Stated Value”) (the “Series D Preferred Stock”).

2. Rank. In the event of the Corporation’s liquidation, the Series D Preferred Stock shall rank senior to any class or series of the Corporation’s capital stock hereafter created that ranks junior to the Series D Preferred Stock; pari passu with any class or series of the Corporation’s capital stock hereafter created that ranks on parity with the Series D Preferred Stock; and junior to any class or series of the Corporation’s capital stock hereafter created that ranks senior to the Series D Preferred Stock. The Series D Preferred Stock shall be senior to the Corporation’s common stock.

3. Voting Rights. A holder of Series D Preferred Stock (the “Holder”) shall have no voting rights on any matters respecting the affairs of the Corporation submitted to the holders of the Corporation’s voting capital stock.

4. No Preemptive Rights. Holders of Series D Preferred Stock shall not be entitled, as a matter of right, to subscribe for, purchase or receive any part of any stock of the Corporation of any class whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend by virtue of the Series D Preferred Stock.

5. Liquidation Rights. In the event of a liquidation of the Corporation, the holders of Series D Preferred Stock then outstanding shall be entitled to receive a liquidation preference, before any distribution is made to the holders of the Corporation’s common stock, in an aggregate amount equal to the par value of their shares of Series D Preferred Stock.

6. Conversion Rights.

(a) Each share of Series D Preferred Stock may be convertible into fully paid and non-assessable shares of the Corporation’s common stock at the option of the Holder, at any time from time to time, from and after the issuance of the Series D Preferred Stock, at a conversion price equal to (i) 100% of the Stated Value divided by (ii) the average of the three closing prices of the Company’s common stock immediately preceding a Conversion Date (as defined below) (the “Conversion Price”). A Holder shall effect a conversion by submitting to the Corporation the original certificate or certificates representing the shares of Series D Preferred Stock to be converted together with a completed form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”). Each Conversion Notice shall specify the number of shares of Series D Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice to the Corporation (the “Conversion Date”). If the holders of the Series D Preferred Stock have not converted or their shares of Series D Preferred Stock have not been redeemed by the Corporation within five years from the date of issuance (the “Mandatory Conversion Date”), then each share of Series D Preferred Stock shall automatically be converted into that number of fully paid and non-assessable shares of Corporation’s common stock on terms that are equal to the Conversion Price on the Mandatory Conversion Date.

(b) The Shares of common stock to be issued upon any conversion of Series D Preferred Stock shall be rounded to the nearest full share; no fractional shares of common stock shall be issued upon any such conversion.

(c) The Corporation shall reserve and keep available out of its authorized but unissued common stock such number of shares of common stock as shall from time to time be sufficient to effect the conversion of the Series D Preferred Stock then outstanding pursuant to the terms of this Certificate of Designation.

(d) As a condition to the Corporation’s obligation to issue and deliver certificates representing the shares of common stock into which the Series D Preferred Stock is convertible under this Section 6, holders of converted shares of Series D Preferred Stock shall return their certificates representing such preferred stock for cancellation on the Corporation’s books.

7. Redemption Rights. At any time after the date of issuance of the Series D Preferred Stock until the Mandatory Conversion Date, the Corporation, upon notice delivered to each holder as provided for in this Section 7, may redeem, in cash, the Series D Preferred Stock at 100% of the Stated Value thereof (the “Redemption Price”).

Notice of redemption pursuant to Section 7 shall be provided by the Corporation to the Holder in writing (by registered mail or overnight courier at the Holders last address appearing in the Corporation's security registry) not less than 10 nor more than 15 days prior to the redemption date, which notice shall specify the redemption date and refer to Section 7. Upon any redemption of the Series D Preferred Stock pursuant to Section 7, each holder shall either deliver the Series D Preferred Stock by hand to the Corporation at its principal executive offices or surrender the same to the Corporation at such address by express courier. Payment of the Redemption Price specified in Section 7 shall be made by the Corporation to each holder against receipt of the Series D Preferred Stock certificate by wire transfer of immediately available funds to such account(s) as the Holder shall specify to the Corporation.

8. Loss, Theft, Destruction of Certificates. Upon the Corporation’s receipt of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series D Preferred Stock (in form reasonable satisfactory to the Corporation) and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of mutilation, upon surrender and cancellation of the mutilated certificate, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificate representing shares of Series D Preferred Stock, a new certificate representing shares of Series D Preferred Stock of like tenor.

9. Who Deemed Absolute Owner. The Corporation may deem the holder, whether an individual or an entity, in whose name shares of Series D Preferred Stock is registered upon the Corporation’s books to be, and may treat it as, the absolute owner of such shares of Series D Preferred Stock for all purposes, and the Corporation shall not be affected or bound by any notice to the contrary.

10. Stock-Transfer Register. The Corporation shall keep at its principal office an original or copy of a register in which it shall provide for the registration of the Series D Preferred Stock. Upon any transfer of Series D Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on its stock-transfer register.

11. Amendments. The Corporation may amend this Certificate of Designation only with the approving vote of holders of a majority of the then-outstanding shares of Series D Preferred Stock.

12. Headings. The headings of the sections, subsections and paragraphs of this Certificate of Designation are inserted for the convenience of the reader only and shall not affect the interpretation of the terms and provisions of this Certificate of Designation.

13. Severability. If any provision of this Certificate of Designation, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

14. Governing Law. The terms of this Certificate of Designation shall be governed by the laws of the State of Wyoming, without regard to its conflicts-of-law principles.

In Witness Whereof, AlumiFuel Power Corporation has caused this Certificate of Designation to be duly executed in its corporate name on this 8th day of September 2016.

ALUMIFUEL POWER CORPORATION:

By:	/s/ Henry Fong
Henry Fong
Chief Executive Officer